Exhibit 99.2

CDW Declares Cash Dividend of $0.21 Per Share

Reinforcing Ongoing Commitment to Delivering Value to Stockholders

LINCOLNSHIRE, Ill., Nov. 01, 2017 (GLOBE NEWSWIRE) -- CDW Corporation (NASDAQ:CDW), today announced that its Board of Directors has declared a quarterly cash dividend of $0.21 per common share to be paid on December 11, 2017 to all stockholders of record as of the close of business on November 24, 2017.  This represents a 31 percent increase over last year’s dividend.  Future dividends will be subject to Board of Director approval.

“Since the IPO our annual cash dividend has increased nearly five-fold to 84 cents per share from 17 cents per share,” said Ann E. Ziegler, senior vice president & chief financial officer, CDW.  “Annual dividend increases are an important component of our capital allocation strategy, along with share repurchases and strategic acquisitions, to deliver value to our shareholders just as we've delivered value to our customers and partners for more than 30 years."

About CDW

CDW is a leading multi-brand technology solutions provider to business, government, education and healthcare organizations in the United States, Canada and the United Kingdom. A Fortune 500 company with multi-national capabilities, CDW was founded in 1984 and employs nearly 8,800 coworkers. For the trailing twelve months ended September 30, 2017, the company generated net sales of nearly $15 billion. For more information about CDW, please visit www.CDW.com.

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